Exhibit 99.1

press release
A DYNAMIC GROWTH IN THE HOME BUILDING SECTOR

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President Finance	Vice President-Corp. Development	Broadgate Consultants
	(480) 609-3336	(972) 543-8123	(212) 232-2222

MERITAGE CORPORATION LISTED AMONG FORTUNE’S FASTEST GROWING –

CHANGES NAME TO MERITAGE HOMES CORPORATION

Scottsdale, Arizona and Dallas (September 15, 2004) – Meritage Homes Corporation (NYSE: MTH) today announced that the Company has been named one of America’s 100 Fastest Growing Companies in the September 6, 2004 issue of Fortune magazine, its fourth appearance on this list in the last six years.  In addition, Meritage was ranked as the nation’s 14th largest builder and the fastest-growing public builder by Builder magazine in May 2004.

In a move to better reflect the Company’s position as a leading national public homebuilder, Meritage also announced the addition of the word “Homes” to its name and now will be known as Meritage Homes Corporation.  Its common stock will continue to trade on the New York Stock Exchange under the Company’s existing ticker symbol of MTH.

“We are very proud of our achievements and pleased with the recognition we have received,” said Steven J. Hilton, Meritage Co-Chairman and CEO.  “We believe that our fast and profitable growth is a direct result of our quality employees executing our business strategy of conservative balance sheet management, growing in our existing markets and expanding into new high growth markets, both through acquisitions and start-ups.  We anticipate that 2004 will be our 17th consecutive year of record revenue and earnings.”

“Our new name more clearly describes Meritage’s business – building quality homes that provide excellent value to our customers,” said John R. Landon, Meritage Co-Chairman and CEO.  “The core part of our name, Meritage, which signifies the blending of fine ingredients to create a superior result, is not changing, nor will our operating goals and strategies that contribute to our company’s success.”

“In order to further strengthen our national brand identity, we recently changed the names of our operating divisions in Phoenix, Las Vegas and Southern California to Meritage Homes, where we were previously operating as Hancock Communities, Perma-Bilt Homes and Citation Homes, respectively,” added Mr. Landon.  “We now operate as Meritage Homes in California, Phoenix, Las Vegas and Denver.  However, we plan to retain our original founding companies’ names of Monterey Homes in Scottsdale and Tucson and Legacy Homes in Texas.”

About Meritage Homes Corporation

Meritage Homes Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH.  Fortune recently named Meritage to its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004.  Additionally, Meritage is ranked as one of Fortune’s Fastest Growing Companies in America, its fourth appearance on this list in six years.  The Company is included in the S&P SmallCap 600 Index and appears on Forbes’ “Platinum 400” list as part of an elite group of only five companies on the list that have exceeded 50% in five-year annualized total return.  In its 18-year history the Company has built approximately 32,000 homes, ranging from entry-level to semi-custom luxury.  Meritage operates in fast-growing states of the Southern and Western U.S., including five of the top ten single-family housing markets in the country.  For more information about the Company, please visit the Meritage web site is located at www.meritagehomes.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements concerning our expectation of 2004 being our 17th consecutive year of record revenue and earnings.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to achieve certain pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; the impact of new accounting principles; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2003 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of Meritage’s Form 10-Q for the quarter ended June 30, 2004.  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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